Granite Falls Energy LLC.

Producing Renewable Energy for a Cleaner Environment!



From the desk of Tracey Olson

Chief Executive Officer/General Manager

September, 2011

This has been another busy quarter at Granite Falls Energy. The third fiscal quarter ended on July 31, 2011. The ethanol margins were very slim during May through mid June, but finished strong through the end of June and July. As a result, Granite Falls Energy ended the quarter with a good net income. The complete quarterly financial report will be available on the SEC website by September 15, 2011.

The Operations team continues debottlenecking activities resulting in expanded production. Currently the plant is operating at a 60 million gallon annual rate. This is a 20% increase in production since February. The entire Operations and Maintenance teams need to be complimented for their work. The extreme heat in July created significant challenges. The heat resulted in some equipment failures as well as operational challenges in maintaining adequate cooling of the fermenters. Even with the challenges, approximately 5,000,000 gallons of ethanol was produced. This is the highest amount of ethanol produced in a single month to date.

As a condition of the permit amendment to allow the expanded production, Granite Falls Energy has to limit the total numbers of bushels delivered by truck per day to approximately 147,000 bushels with no more than approximately 7,000 of those bushels being delivered by end dump or live bottom trucks and trailers. There are no limits for the amount of corn that can be delivered by rail. The limit was imposed by the Minnesota Pollution Control Agency (MPCA) to insure that Granite Falls Energy met the requirements of the Clean Air Act. These limits have caused frustration with producers trying to deliver corn, and we apologize for any inconvenience. However we must abide by these conditions and work through the inconveniences. At the current rate of production, Granite Falls Energy grinds approximately 60,000 bushels per day. The imposed limit allows Granite Falls Energy to accept more than two times the daily grind per day by truck and with total storage at approximately 400,000 bushels, the limit does not cause the plant to limit production. With the expanded production rate, Granite Falls Energy will create demand for an additional 3.5 million bushels per year reducing the need to export these bushels and to create local price support and economic growth.

Granite Falls Energy continues to work with Xcel Energy, the City of Granite Falls and the counties of Renville and Yellow Medicine to find a solution to the Minnesota Falls Dam issue. Xcel Energy no longer has a need for the dam and does not want to continue to incur costs to maintain the dam nor do they want the liability of the dam. The dam maintains the pool of water that extends upstream from the Minnesota Falls dam to the Granite Falls dam located in downtown Granite Falls. The Granite Falls Energy water intake structure is located within this pool of water and the removal of the dam would eliminate the pool of water and dramatically lower the water level resulting in our existing intake structure being located above water level. I have had many comments from local residents that they do not want to lose that pool of water. Xcel Energy plans to remove the dam in the summer of 2012 if an alternative plan is not developed. I would ask that our shareholders and concerned citizens contact the City and County representatives to show your support for maintaining the pool of water created by the dam.

Granite Falls Energy has been evaluating and making improvements to our existing rail infrastructure to allow for the ability to ship unit trains of ethanol. A typical ethanol unit train consists of either 80 or 96 cars. With increased costs, railroads look to improve on efficiencies and reduce expenses. There has been a big push by the railroads to move from shipping single cars to moving unit trains. The railroads are providing freight saving incentives and the end users are continuing to make infrastructure improvements to accept unit trains. We believe it is important for Granite Falls Energy to have the ability to ship unit trains to remain competitive and to allow for more marketing options.

One expanding ethanol market is the export market. It is estimated that the United States will export over 800 million gallons of ethanol during 2011. As a result of higher sugar prices and global mandates for biofuels, we see the potential of the export market continuing to grow. Granite Falls Energy took steps earlier this spring to become certified to supply ethanol that meets the European Union Renewable Energy Directive requirements. In order to supply the export market, it is imperative to have the ability to ship unit

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Check us out on the web at www.granitefallsenergy.com

Phone 320-564-3100

Greetings to everybody.

Since our last newsletter we have been focused on increasing production and eliminating potential bottlenecks of our plant and tweaking those pieces of equipment to run at their optimum production rates. It has been a sharp learning curve and gratifying to learn the true capacity of our plant equipment. From a maintenance standpoint, equipment has performed predictably well. We are coming up on 6 years of operating time and our focus has been on the 24/7 equipment and having the repair parts assemblies to make a repair more quickly, keeping production downtime absolutely minimal. Overhaul of these assemblies is done off-line by our maintenance personnel in between normal maintenance duties or by outside contractors. Frankly, we've been practicing this maintenance strategy since the plant started; it's more critical now as we are running full throttle all the time.



Robin Spaude
Plant and Facility Maintenance Manager

In addition to our scheduled maintenance tasks we continue to take on more debottlenecking projects ourselves. We have a very multi-talented maintenance crew that can handle a wide variety of trade disciplines ranging from millwright and pipefitter tasks, construction masonry and electrical and electronic duties. We do utilize outside contractors in these various trades if the timing of getting the job done does not fit our internal work load schedule. We also purchased more maintenance support equipment this past spring to help do our jobs more efficiently. Maintenance equipment included ultra sonic lubrication and diagnostic equipment, a trailer mounted air compressor that supports cryogenic cleaning and can serve as a backup to our stationary plant air compressors.

We survived the first of July's severe thunderstorm blasts without an electrical outage but our cooling tower did have some damage to some internal fiberglass panels in the cooling basin. Replacement materials are on site and will be changed out during our fall outage. The second major wind blast approximately a week later did take us down for a few hours. The high heat and humidity of late July and early August was a concern for overheating of equipment but was more of a challenge for our production crews and the cooling tower. Thankfully, we got through that period just fine.

We finally completed our security fencing project which was delayed more than once due to wet ground hindering installation. The motorized gate has now been finished so you will soon find it closed during evening/nighttime hours and on weekends.

I'm also working on a couple major projects; a separate maintenance shop building that will allow equipment to be stored inside during the winter months and allows us to centralize our spare parts storage areas into one common area. A security camera project for the entire site is being finalized and will assist our lean production crew at nights and on weekends in securing our property and equipment.

From time to time I've mentioned our production well aquifer status. The wet 2010 fall and winter and the wet 2011 spring and summer have recharged the aquifer completely. The level of the production aquifer is now higher than the levels found during fall 2001 when the wells in the area were first started to be monitored.

Thank you and enjoy the rest of the summer and fall!



Paul Enstad
Chairman of the Board of Governors

Hello from Granite Falls Energy, LLC:

As I write this article, we are receiving some much needed rain. As the summer comes to a close, we have been experiencing some dry conditions for the crops. The rain should help with grain fill. The nation is expected to use more corn for ethanol production than we may export in the coming year. The corn market has been in an uptrend recently and we need all of the bushels that farmers can produce for domestic use and exports. Farmers may plant more corn next year to meet the demand. Corn production has become very efficient and yields have increased dramatically over the last few decades. Hats off to the farmers who help displace our dependence on oil for about ten percent of the fuel we need for our motor vehicles. This is truly an American success story and each and every one of you, are a part of that success as owners with Granite Falls Energy.

We all have read and heard about the budget cuts and the deficits that our nation is facing. There are huge challenges ahead for our political leaders and for the people. The financial markets are not rebounding as quickly as many had hoped. In fact some experts are predicting many more years of instability and possibly more of a recessionary period again.

Here at Granite Falls Energy, we are doing very well from a production standpoint as well as from a financial aspect. Using ethanol as a blend makes very good economic sense for those who blend it and I am optimistic that this will continue. The permit that we received has helped us to increase our ethanol output and it has fit very nicely to equate into additional sales at positive margins for your company. The Management and Staff along with all our vendors and service providers should be commended on the tremendous effort that it takes to turn a profit.

The capital expenditures that were made to help us increase production have paid good dividends and the returns on this investment have been good. The plant operators and managers have made full use of the equipment and they continue to look for bottlenecks that may be in the way of further increases and efficiencies. At this time, we do not have any big announcements to make or earth shattering news on the horizon. We plan to just keep producing as much fuel grade ethanol, dried distillers grains and corn oil as we can.

Your Board of Governors is up to date and we continue to review and discuss and listen to what is happening with your company. So many of our decisions are based on information and it takes time to digest all of this. We use great care to stay on the leading edge of the opportunities as they arise. Your Board of Governors are continually weighing risks versus rewards and for those of you who have been with us for a while probably realize that your company can probably be best described as conservative yet quick to take advantage of something that can be a benefit. We always make sure that we have the best interests of our shareholders in mind before any decision is made.

With all of the bad news on a National and Global scale, what does this mean for Granite Falls Energy? With the budget cuts that our industry is faced with, we are perhaps tempted to fall into a negative thought pattern. Yes we will feel the pain, but I am really optimistic

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5 year service awards

Granite Falls Energy is proud to recognize the following employees receiving 5 year service awards. These employees continue to make Granite Falls Energy a success. Congratulations and thank you!


UND
BRUINS
MIAMI

5 year service awards - January - left to right: Presenter Paul Enstad, GFE Board Chairman, Angie Paulson, Wes Just, Troy Wellendorf, Cory Heinrich, Craig Tripp, Maureen Krogstad, Corey Moe, Jim Rigge, Bryan Cain. Not pictured: Carol Gabbert.



5 year service awards - March - left to right: Rodney Selzler, Roger Erickson, Presenters: Julie Oftedahl- Volstad, GFE Board Secretary, Dean Buesing, GFE Board Member.



5 year service awards - May - left to right: Presenter Rod Wilkison, GFE Board Vice Chairman, Dustin McCarty, Sean Skogrand

Continued from page 2

in my short term and long term outlook for ethanol. We all hear about the cellulosic stance that the political leaders are pushing for and this is good news for our industry. I am confident that there will be a strong marketplace for corn based ethanol. The reason for my confidence is twofold. The farmers of this great Nation will step up to the plate as they always have and I believe the next decade will be an even greater average boost in corn yields. Geoff Cooper from the RFA is quoted: "Since the early 1980s farmers have nearly doubled their yield on roughly the same amount of land. All of this has been accomplished with decreasing amounts of fertilizer". The other reason for optimism is that the dry mill ethanol plant and especially Granite Falls Energy will remain efficient and will become even more efficient. Geoff Cooper: "From 2001 to 2008, dry-mill ethanol plants have reduced their consumption of thermal energy by 28%, electricity demand by 32% and water use by 47%. Dry mills produce about 90% of the Nation's ethanol. The other 10% is produced through a wet mill. Additionally, ethanol producers are providing ever-increasing amounts of distillers grains, the livestock feed co-product of ethanol production. In 2011, the industry is expected to produce nearly 40 million metric tons of distillers grains for use in dairy, beef, swine and poultry diets in the U.S. and around the world".

We are well into our 4th fiscal quarter and it looks to be another strong year. The financials for the third quarter will be out in September and I encourage you to take a look at them on the Edgar (SEC) link through our website. I am not able to follow these volatile markets as closely as Eric and Tracey do and I get nervous on those big up or down days. Yet when I check, I am usually surprised to hear that we have good, positive margins. I believe that much of this success can be traced back to the parameters that were put in place a few years ago during our strategic planning session. This continues to be a very busy year for all of us at Granite Falls Energy. I want to again say thanks to Management, the Employees, and the Board of Governors for all of your dedicated and concentrated efforts.



Stacie Schuler
Chief Financial Officer/Controller

Where does summertime go? School is starting, harvest is almost here, and it is time for us to begin our tax and AWC processes. AWC (Alternative Withholding Certificate) forms will be mailed shortly to all of our non-Minnesota resident investors. Please sign and return these forms to our office no later than November 30th. If you are a non-Minnesota resident and have not receive an AWC form by October 31st, please call our office (320-564-3100). For those of you not aware of the AWC forms, or for a simple refresher, by signing the form you alleviate GFE from withholding Minnesota state taxes on your behalf. GFE will typically pay a higher tax rate on your behalf than you would have to pay individually so it is to both your benefit and the company's to have you file your MN State tax. Please read all federal and Minnesota state tax form instructions thoroughly and consult your tax advisor regarding your specific tax situation (and please remember that GFE cannot give you specific tax advice). If you do not sign and return the forms, any withholding paid on your behalf will be either invoiced to you, or deducted from any future distribution. Please note that if a distribution is paid before taxes are computed, there will be a 25% withholding for those who have not returned the forms. Please give me a call if you have any questions regarding these forms.

The third quarter SEC reporting (Form 10Q) for the fiscal period ending July 31, 2011 will be completed and posted on the SEC website by the time you receive this newsletter. Please follow the link on our GFE website, (http://www.sec.gov/edgar/searchedgar/companysearch.html), to view the report. Do not hesitate to give me a call if you need assistance in obtaining or understanding the report. The quarterly report includes current quarter and year-to-date financials with the correlating financial footnotes, as well as Management Discussion and Analysis (MD&A). The financial condition and cash position of GFE are quite strong. The un-audited earnings for the third quarter are approximately $1.6 Million [$52 income per unit]; the year-to-date un-audited earnings through the third fiscal quarter (nine-months) are approximately $7.9 Million [$257 income per unit]. As of July 31, 2010 our working capital amount is approximately $24 Million. We have paid off the very small remaining balance of our EDA loans and we have not borrowed on our line of credit since July 2009.

Finally, it is very important that we are made aware of any corrections or changes to your address. We do not want you to miss any of the forms or distribution payments that are sent via mail. Please send us a note, email or give us a call to update your records. Thank you to all of you who returned the "electronic authorization form". We hope to have the email communication working by the first of the year.

Please be safe; watch carefully for school vehicles and harvest equipment!



Carol Gabbert
EHS Manager

GFE and its employees have achieved a number of milestones in the past five-plus years and I am once again excited about the fact that we have again achieved over 550 days of no lost time accidents. While everyone realizes that accidents do occur, the fact that we are cognizant of potential hazards at our site and minimize the potential risk to ourselves and others by remaining diligent in our safety efforts. GFE holds weekly safety meetings to discuss safety concerns and cover various topics to keep safety in the forefront of everyone's mind.

While we do a yearly review of programs as needed, the five year mark also means the beginning of an extensive review of some of the programs that are required of GFE to ensure that safety and environmental programs are up to par with our current operations and regulations.

One of these items is the Process Safety Management (PSM) program. PSM deals specifically with high hazardous chemicals and their associated processes. The two specific chemicals that are associated with this program are anhydrous ammonia and the various concentrations of the ethanol. The PSM program specifically addresses the operational procedures, emergency shutdown and response, maintenance of equipment and review of process or equipment changes within these two systems. The PSM program is similar in nature to what is done throughout the plant already, but due to the hazardousness of the chemicals, a heightened level of assurance is needed to ensure that the chemicals, their associated equipment, procedures, etc are adequate for facility and employee safety.

On the environmental side of things, GFE recently completed the necessary performance testing on the emissions stacks at the facility to prove that we are still in compliance with our air permit. All of these tests were required either due to the addition of the new/modified equipment we have installed, or because we had reached a due date within our permit. The decision was also reached to switch out the monitoring system on the steam stack from a mathematical calculation, to an actual physical continuous measurement of the emissions. This has been a plus to operations allowing for real time monitoring of emissions readings while small changes are being made within the process.

Overall, the regulations and requirements necessary for the environmental and safety aspects of the facility seem to continually evolve and change. The monthly, quarterly and yearly reporting and monitoring requirements are always there, but there continues to be new regulations and requirements that call for more recordkeeping, policies and procedures and reporting.

Despite that, everyone (including you) take time to appreciate the world – safely and with wonder.

Producing Renewable Energy for a Cleaner Environment!

Continued from Front Page

trains. Look for further information on rail infrastructure improvements in upcoming newsletters.

The summer brought volatility in the commodity and financial markets and volatility in the governmental legislation. The ethanol industry was actively engaged as debate about legislation to immediately repeal the Volumetric Ethanol Excise Tax Credit (VEETC) was passed in the Senate and then active in working with Senators Amy Klobuchar, John Thune, and Dianne Feinstein to craft an ethanol tax compromise. The debt ceiling crisis then took center stage resulting in no change to the current ethanol tax policy. As a result, the VEETC, the import tariff on imported ethanol and the Small Producer's Tax Credit are set to expire on December 31, 2011. RFA President and CEO Bob Dinneen made the following statement regarding the debt ceiling deal: "The current deal to raise the debt limit does not include any revenue raising measures, including the compromise to reform ethanol tax policy. As this deal calls for a commission and a future budget framework, the possibility still exists for a more comprehensive dialogue about energy tax policy, including how to assure the continued evolution of the ethanol industry to new feedstocks and technologies, how to assure needed investments in vehicles and infrastructure to accommodate higher ethanol blends, and how to end the billions in subsidies and tax preferences still enjoyed by very mature and profitable petroleum fuels. With the debt ceiling crisis looking as though it has been averted for now, we hope Congress and the Administration are now prepared to address the nation's worsening energy crisis, as oil and gasoline prices continue to rise and the nation's investment in home grown renewable fuels languishes."

As Mr. Dinneen stated, corn ethanol needs to have unlimited access to the market. In order to have access to the market, we need to have an ethanol pump under every canopy and the vehicle engines to accommodate higher ethanol blends. The ethanol industry has shown that it can compete on price with petroleum fuels. Let the consumer decide on the fuel they want to use.



Lee Poppe
Plant Manager

Hello everyone! The summer has come and gone, and things have gone pretty well for us! I hope all is well for you! We have been able to push our production even though we have seen some pretty challenging heat and humidity. With some modifications to our process earlier this year we have been able to increase our production to approximately 60 million gallons per year. With the addition of a second slurry tank in the cooking process we anticipate an annual savings of approximately $100,000 on enzyme costs, without losing any yield conversion. Our average Btu's per gallon of ethanol produced continues to decrease. We have reduced the Btu's per gallon by over 10% from when the plant was built. Our average electrical consumption per gallon produced is at 0.57 kwh/gal, and we were at a 0.59 kw/hr average at this time last year. Our yield of ethanol per bushel of corn has increased approximately 0.7% since this time last year. We have been very successful in adding these upgrades and our personnel have adapted to the changes and handled the extra work load very well.

We have a maintenance shutdown coming the last week of October, when we will once again tackle some production bottlenecks that will continue to increase production.

We are updating all of our OSHA required paperwork and supporting documentation as Carol discussed in her article. This effort serves as a good refresher and training tool for our staff.

I hope you have a safe and happy harvest!

Brad Strootman,
Nominating Committee Chairman

Each fall the Granite Falls Energy Board of Governors and the appointed nominating committee invite members to get involved in the nomination of candidates to serve on the Board of Governors either by stepping forward themselves, or by bringing forward names of people they believe would provide value to the board, the company, and the membership

The nomination and election of board members is an important function of any member owned company. The Board provides members with a voice in the operation and direction of the company.
Each year the board and company management are confronted by a changing and expanding list of challenges. Often finding themselves dealing with new issues, some outside their collective base of education, experience, or skills. In response to those challenges, the Board of Governors charges the nominating committee with the task of identifying candidates with the skills and experiences to better address those challenges as they arise. It is the responsibility of the nominating committee to identify, recruit and screen candidates. It is the hope that those very people can be found within the membership, but allows for the committee to go outside the membership, if needed, to find qualified candidates.

If you, or someone you know is interested in becoming a candidate for the Board of Governors, encourage them to step forward. The application process requires that a nomination questionnaire be completed and returned to Granite Falls Energy by November 1, 2011 for consideration for the 2012 election held at the Annual Meeting of Members in March 2012. The nomination questionnaire is available on the Granite Falls Energy website at www.granitefallsenergy.com. Click on the Nomination Questionnaire tab to get started.

As a result of last year's election process, the Board alternate position became available. and former State Representative Marty Seifert was appointed. Marty's knowledge of St. Paul government, the various committee chairs, and of issues important to ethanol have already proved valuable.

Get involved, have your voice heard, and help put the best possible candidates on this year's ballot. The Company, the Board, and you will profit from sound leadership.



Eric Baukol
Risk Manager

It appears that the corn market rationed just enough demand to get through the 2010-2011 crop year. Many places in the country were/ are short corn and basis levels have been strong throughout the summer, but according to the USDA August S/D report we are going to carry 940 million bushels of corn into next crop year. Looking ahead the 2011-2012 crop year looks to be every bit as challenging as this crop year. With a year over year demand decrease already factored into feed and exports the USDA is projecting a 714 million bushel carryout and a very tight 5.4% stocks to use ratio.

Going forward the ethanol supply and demand outlook looks to be very balanced. We are dependent on current expectations for gas demand and exports to keep things in balance or we will find ourselves in an oversupplied ethanol environment. With that in mind our industry outlook for the coming year is very much tied to the nation's economy as a whole, and our market is subject to the seasonal nature of gas demand. Exports are somewhat seasonal also and should help keep demand up during the domestic winter non-driving season. As the ethanol markets continue to develop and nationwide usage continues to grow, ethanol may very well start trading more as an energy commodity and less of a grain commodity. This transition will certainly present some challenges at times, but should also allow for some great opportunities.

This letter contains forward-looking statements which discuss the future of the ethanol industry and our future operating and financial performance. Specifically, the forward-looking statements regarding future grind margins and our environmental permitting involve numerous assumptions, risks and uncertainties including, without limitation, changes in the availability of credit, demand and supply of ethanol, corn production, plant operations and the actions of regulatory authorities. Our actual results or actions may differ materially from these forward looking statements for many reasons, including factors identified in our periodic reports filed with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information.

15045 Hwy. 23 SE
Granite Falls, MN 56241
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